Exhibit 99.1

ADDITIONAL PATENT FILED ON
CONCEALED EXPLOSIVE DETECTION

PASADENA, CA,— October 17, 2006—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that it has filed a patent application with the U.S. Patent and Trademark Office on an Automated Threat Detection System based on a novel approach using image processing and automated reasoning techniques of both video and infrared surveillance data. VIASPACE’s proprietary technology is used to automatically detect items such as suicide bombs concealed under clothing at distances up to 100 meters away. “VIASPACE is solidifying its patent position on this important technology”, states VIASPACE CEO Dr. Carl Kukkonen. “The objective is to automatically detect and track threats in real-time.”

VIASPACE is targeting homeland security and defense markets, but the technology can also be applied commercially to detect theft and pilferage. Security applications include scanning entrances to critical infrastructures such as government buildings and nuclear power plants; transportation facilities including airports, docks and subway entrances; border crossings; and other high traffic locations such as sporting events, concerts and public gatherings.

About VIASPACE: Dedicated to transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, see www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.